Exhibit 3.9 - Amendment to Bylaws

2.8  Quorum of Stockholders

     Except as hereafter provided or otherwise provided by the Articles of Incorporation or by law, at any meeting of the stockholders, the holder or holders, or proxy holder or proxy holders representing stockholders, holding not less than one-twentieth of the issued shares entitled to be voted at the meeting, shall constitute the quorum. If at the time of a stockholders meeting any shares of the Corporation are listed on a stock exchange or the Nasdaq National Market or SmallCap Market, a quorum for that meeting shall be the holder or holders, or proxy holder or proxy holders representing stockholders, holding that portion or percentage of the issued shares entitled to be voted at the meeting that is required by the stock exchange or the Nasdaq National Market or SmallCap Market on which the shares of the Corporation are listed, for a quorum at a meeting of stockholders. When a quorum is present at any meeting, a majority vote of the shares present shall decide any question brought before such a meeting, unless the question is one upon which, by express provision of law or the Articles of Incorporation or of these bylaws, a larger or different vote is required, in which case such express provision shall govern and control the decision of such question.